Exhibit 23.1

9605 S Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 14, 2017 on the financial statements of Korth Direct Mortgage, LLC as of December 31, 2016, and the related statements of operations, changes in member’s equity (deficit) and cash flows for the period from October 1, 2016 (commencement of operations) through December 31, 2016, included herein on the registration statement of Korth Direct Mortgage, LLC on Form S-1, Amendment No. 2. We also consent to the reference to our Firm under the heading “Experts” in such registration statement.

/s/ Richey May & Co., LLP

Englewood, Colorado
November 17, 2017